                                                                                          Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

FOR IMMEDIATE RELEASE

January 21, 2014

Amy E. Miles and James A. Squires elected to Norfolk Southern board

NORFOLK, VA – Amy E. Miles and James A. Squires have been elected directors of Norfolk Southern Corporation (NYSE: NSC) effective today, Chairman and CEO Wick Moorman announced.

Miles, 47, of Knoxville, has served as chief executive officer and a director of the largest movie theater company in the U.S., Regal Entertainment Group Inc. (NYSE: RGC), since 2009. Before that, she served as executive vice president, chief financial officer, and treasurer. Miles joined Regal Cinemas Inc. as senior vice president finance in 1999, after working with Deloitte & Touche and PricewaterhouseCoopers LLC.

Miles is a director of National CineMedia Inc., the Regal Foundation, and Variety of Eastern Tennessee. She is an executive board member of the National Association of Theater Owners.

Miles has been appointed to the audit and finance committees of the Norfolk Southern board.

Squires, 52, was named Norfolk Southern president in 2013, responsible for the corporation’s administration, finance, law and corporate relations, and planning and information technology divisions. Prior to that, he served as Norfolk Southern’s executive vice president administration, executive vice president finance and chief financial officer, senior vice president law, vice president law, and in various law department staff positions beginning in 1992.

Squires serves on the board of the U.S. Chamber of Commerce and has served as a trustee of the Sentara Healthcare System. He was chairman of the Virginia Transportation Accountability Commission that reported to the governor and General Assembly on measuring and improving the performance of the Commonwealth’s transportation systems and agencies.

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company         World Wide Web Site: www.nscorp.com